Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement No. 333-275165 on Form S-3

2.	Registration Statement No. 333-271452 on Form S-8

3.	Registration Statement No. 333-237890 on Form S-8

4.	Registration Statement No. 333-231002 on Form S-8

5.	Registration Statement No. 333-279408 on Form S-8

of our reports dated February 29, 2024, with respect to the consolidated financial statements of Masonite International Corporation as of and for the years ended December 31, 2023 and January 1, 2023 and the effectiveness of internal control over financial reporting of Masonite International Corporation appearing in this Current Report on Form 8-K of Owens Corning.

/s/ Ernst & Young LLP

Tampa, Florida

May 15, 2024